Limelight Announces Acquisition of Layer0 to Accelerate Growth in Edge Application Delivery

SCOTTSDALE, Ariz., July 28, 2021 – Limelight Networks, Inc. (Nasdaq: LLNW), a leading provider of edge cloud services, today announced that it has entered into a definitive agreement to acquire Moov Corporation, which does business as Layer0. This acquisition is a significant step in advancing Limelight’s strategy as an edge enabled SaaS solutions provider and will drive growth in revenue, margins and EBITDA. Layer0 provides development, deployment and monitoring tools that deliver sub-second web apps and APIs through an all-in-one Jamstack platform.
The acquisition will combine the benefits of Limelight’s world class global edge network with Layer0’s edge orchestration, application acceleration, and developer workflow capabilities to create a leading-edge solution while diversifying Limelight's client mix and services. With this acquisition, several leading brands will be added to the existing list of impressive global companies served by Limelight such as Coach, United Airlines, Revolve Fashion, Shoe Carnival, Kate Spade, Sharper Image, and several top 50 US banks. Together, Limelight and Layer0 will offer clients a unique solution set that delivers unmatched performance. The acquisition will allow developers the ability to access the edge platform to preview content and deploy their applications instantaneously, while incorporating basic security needs such as web application firewall, DDoS and threat detection.
“We are excited to announce the acquisition of Layer0. The technology and development capabilities we are gaining will allow us to meaningfully accelerate our ability to transition Limelight to a leading edge SaaS provider,” said Bob Lyons, President and Chief Executive Officer of Limelight. “Together we will be able to drive better performance for our clients web applications, while improving developer productivity with our seamless end to end solution. We look forward to sharing additional details on these solutions on our earnings call and even more in depth at our upcoming strategy session on August 24th.”
“Layer0 was founded and led by engineers whose mission is to make the web instant and simple to manage,” said Ajay Kapur, Co-Founder and Chief Executive Officer of Layer0. “Developers want to deploy and run websites at the edge. Limelight has one of the best edge networks in the world. We are thrilled to join the team and deliver the best ‘developer’s edge network’ in the market.”
Under the terms of the definitive agreement, Limelight will acquire Layer0 for approximately $32.5 million in cash and $22.5 million worth of common stock, subject to customary adjustments for transactions of this nature. The per share portion of the stock consideration will be based on the volume-weighted average price of a share of common stock over the twenty (20) consecutive trading day period ended on and including the third trading day immediately prior to the date of the Closing. Limelight will also establish a retention pool of $30 million worth of restricted stock units to be granted to the Layer0 team, with one-third of those RSUs subject to service-based vesting and the remainder subject to the achievement of certain financial and operational metrics.
The transaction is subject to certain customary closing conditions and is expected to close in August 2021.
Investor Conference Call
Limelight management will host its quarterly earnings conference call on Thursday, July 29, 2021 at 4:30 p.m. ET / 1:30 p.m. PT and will discuss this transaction in further detail at that time.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations regarding revenue, gross margin, non-GAAP net income (loss), capital expenditures, timing of expected completion of the acquisition, and our future prospects. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, conditions to the closing of the acquisition may not be satisfied, the potential impact on the business of Limelight due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement, general economic conditions, reduction of demand for our services from new or existing clients, unforeseen changes in our hiring patterns, adverse outcomes in litigation, and experiencing expenses that exceed our expectations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of July 28, 2021, and we undertake no duty to update this information in light of new information or future events, unless required by law.
About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW) is an industry-leader in edge access and content delivery services that provides powerful tools and a customer-first approach to optimize and deliver digital experiences at the edge. We are a trusted partner to the world’s biggest brands and serve their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. Limelight offers one of the largest, best-optimized private networks coupled with a global team of industry experts to provide edge services that are fast, secure and reliable. For more information, visit www.limelight.com, and follow us on Twitter, Facebook and LinkedIn.
Copyright (C) 2021 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
CONTACT:
Limelight Networks, Inc.
Dan Boncel, 602-850-4810
ir@llnw.com

Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ

###